EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996

Linnea R. Olsen Director, Investor Relations 410-872-8970

November 3, 2004		Jim Sabourin Vice President, Corporate Communications 423.294.6043

UnumProvident Corporation Reports

Third Quarter 2004 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the third quarter of 2004, which were highlighted by improved operating income in its group income protection line of business, stable persistency experience, strong performance from its subsidiary companies, especially Unum Limited, and continued solid statutory earnings levels.

“I am pleased that our third quarter results are generally in-line with our expectations and are consistent with the trends we have seen this year,” said Thomas R. Watjen, president and chief executive officer. “The environment remains challenging for our business, but the actions we have initiated over the past year to improve operating performance and continue to build financial strength and flexibility are having a positive impact on our results. I am encouraged by the progress we are making to improve the profitability of our group income protection business, as well as the continued good performance from the majority of our other products and subsidiaries, including our U.K. operation which reported record sales and profitability. There is still more work ahead to improve results, especially in the face of a challenging business and interest rate environment. I am confident, however, that through the continued outstanding efforts of our people we will continue to make progress toward our goal of generating gradually improving results.”

The Company reported net income of $167.6 million ($0.55 per diluted common share) for the third quarter of 2004, compared to $108.7 million ($0.36 per diluted common share) for the third quarter of 2003. Included in the results for the third quarter of 2004 are net realized after tax investment gains of $41.8 million ($0.14 per diluted common share), compared to losses of $16.5 million ($0.05 per diluted common share) in the third quarter of 2003. In the third quarter of 2003, the Company also reported income from discontinued operations of $10.4 million ($0.03 per diluted common share). Excluding the net realized after tax investment gains and losses, income from continuing operations was $125.8 million ($0.41 per diluted common share) in the third quarter of 2004, compared to $114.8 million ($0.38 per diluted common share) in the third quarter of 2003. The Company believes operating income or loss, a non-GAAP financial measure which excludes realized investment gains and losses, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

Net realized investment gains for the third quarter of 2004, which totaled $64.5 million on a before tax basis or $41.8 million on an after tax basis, include the impact from the adoption effective October 1, 2003 of the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36 (DIG Issue B36), which resulted in a third quarter of 2004 gain of $83.8 million before tax and $54.5 million after tax to reflect the increase in the fair value of DIG Issue B36 derivatives.

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, and results of discontinued operations.

The Income Protection segment reported operating income of $95.2 million in the third quarter of 2004, compared to $88.1 million in the third quarter of 2003.

Within the segment, the group income protection line reported operating income of $59.9 million in the third quarter of 2004 compared to $37.5 million in the prior year third quarter. The benefit ratio for the group income protection line improved to 88.1 percent from 92.8 percent one year ago. Paid incidence in the Company’s group long-term income protection line was lower than the third quarter of 2003 and claim recovery experience was generally consistent with the year ago experience. The Company also reported improved earnings in its U. K. subsidiary, Unum Limited, and its group short-term income protection line of business.

Also within this segment, the recently issued individual income protection line of business reported operating income of $21.0 million in the third quarter of 2004, compared to operating income of $35.8 million in the third quarter of 2003. The lower results were primarily driven by lower net investment income, higher operating expenses, and a higher benefit ratio.

The long-term care line, which includes the results of both the group and individual long-term care lines, reported operating income of $9.9 million in the third quarter of 2004, compared to $10.5 million in the third quarter of 2003. Finally, the disability management services line of business reported operating income of $4.4 million in the third quarter of 2004, compared to $4.3 million in the third quarter of 2003.

Premium income for the Income Protection segment increased 4.2 percent to $1,033.5 million in the third quarter of 2004, compared to $992.2 million in the third quarter of 2003. Within this segment, premium income for the group income protection line increased 3.5 percent to $787.5 million in the third quarter of 2004 from $761.0 million in the third quarter of 2003. Premium income for the recently issued individual income protection line increased 4.9 percent to $133.5 million in the third quarter of 2004 from $127.3 million in the third quarter of 2003. Finally, premium income for the long-term care line increased 8.3 percent to $112.5 million in the third quarter of 2004 from $103.9 million in the third quarter of 2003.

New annualized sales (submitted date basis) for group long-term income protection fully insured products declined 23.9 percent to $41.1 million in the third quarter of 2004, from $54.0 million in the third quarter of 2003. New annualized sales (submitted date basis) for group short-term income protection fully insured products declined 42.0 percent to $8.3 million in the third quarter of 2004, from $14.3 million in the third quarter of 2003. New annualized sales (paid for basis) for recently issued individual income protection declined 8.5 percent to $25.9 million in the third quarter of 2004 from $28.3 million in the third quarter of 2003. The decline in sales activity is primarily due to the Company’s disciplined pricing strategy and the competitive market environment. The Company expects the lower rate of sales activity to continue as it places a higher emphasis on the profitability of its business.

Premium persistency in the Company’s U.S. group long-term income protection block was 84.6 percent for the first nine months of 2004, compared to 87.2 percent for full year 2003. This decline is consistent with the Company’s efforts to re-price portions of its in-force business in order to improve its profitability. Persistency in the Company’s group short-term income protection line of business was 80.2 percent for the first nine months of 2004 compared to 84.5 percent for full year 2003.

The Life and Accident segment reported operating income of $60.8 million in the third quarter of 2004, compared to $66.3 million in the third quarter of 2003. The decline relative to the year ago quarter was primarily driven by the impact of the update to capitalization of deferred acquisition costs implemented in the first quarter of 2004, as well as lower results in the Unum Limited subsidiary relative to the year ago quarter. Submitted incidence trends in the U. S. group life line were consistent with the year ago experience.

Premium income in this segment increased 0.2 percent to $485.0 million in the third quarter of 2004, compared to $484.0 million in the third quarter of 2003. New annualized sales (submitted date basis) in the group life line totaled $46.9 million in the third quarter of 2004, compared to $33.2 million in the third quarter of 2003. New annualized sales in the accidental death & dismemberment line of business totaled $2.1 million in the third quarter of 2004, compared to $3.3 million in the year ago quarter. New annualized sales in the brokerage voluntary life and other lines totaled $15.6 million in the third quarter of 2004 compared to $11.9 million in the third quarter of 2003.

Premium persistency in the Company’s U.S. group life line of business was 83.6 percent for the first nine months of 2004 compared to 83.2 percent for full year 2003.

The Colonial segment reported operating income of $39.6 million in the third quarter of 2004, compared to $38.5 million in the third quarter of 2003. The benefit ratio for this segment improved to 55.1 percent in the third quarter of 2004 compared to 56.3 percent in the third quarter of 2003, reflecting a lower benefit ratio for the income protection product line. Premium income for this segment increased 7.1 percent to $186.4 million in the third quarter of 2004, compared to $174.0 million in the third quarter of 2003. New annualized sales in this segment declined 1.0 percent to $61.2 million in the third quarter of 2004, from $61.8 million in the third quarter of 2003.

The Individual Income Protection – Closed Block segment reported operating income of $33.2 million in the third quarter of 2004 compared to $19.2 million in the third quarter of 2003. The improved results were primarily driven by the elimination of the amortization of the value of business acquired and deferred acquisition costs as of January 1, 2004, and lower expenses. Incidence trends were slightly lower than the levels experienced in the third quarter of 2003, offset by a decline in recovery trends relative to the third quarter of 2003. Premium income for this segment declined 5.8 percent to $246.8 million in the third quarter of 2004 from $262.1 million in the third quarter of 2003.

The Other segment, which includes results from products no longer actively marketed, reported operating income of $7.3 million in the third quarter of 2004, compared to $8.7 million in the third quarter of 2003.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $44.8 million in the third quarter of 2004, compared to a loss of $47.3 million in the third quarter of 2003.

The Company’s average number of shares outstanding used to calculate the per diluted common share results was 303,628,576 for the third quarter of 2004 compared to 298,707,338 for the third quarter of 2003.

Book value per common share at September 30, 2004 was $23.27, compared to $26.52 at September 30, 2003.

UnumProvident Corporation senior management will host a conference call on Thursday, November 4 at 9:00 a.m. (eastern) to discuss the results of operations for the third quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (800) 310-6649. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Tuesday, November 9.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.7 billion in total benefits to customers in 2003. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 12,500 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk

Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2003 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Operating Revenue by Segment	$2,590.8	$2,582.1	$7,784.9	$7,617.7
Net Realized Investment Gain (Loss)	64.5	(25.8)	3.4	(137.4)

Total Revenue	$2,655.3	$2,556.3	$7,788.3	$7,480.3

Operating Income (Loss) by Segment	$191.3	$173.5	$(405.7)	$33.0
Net Realized Investment Gain (Loss)	64.5	(25.8)	3.4	(137.4)
Income Tax (Benefit)	88.2	49.4	(75.6)	(47.8)

Income (Loss) from Continuing Operations	167.6	98.3	(326.7)	(56.6)
Income (Loss) from Discontinued Operations, Net of Tax	—	10.4	(60.8)	17.4

Net Income (Loss)	$167.6	$108.7	$(387.5)	$(39.2)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.55	$0.33	$(1.11)	$(0.21)
Income (Loss) from Discontinued Operations, Net of Tax	—	0.03	(0.20)	0.06

Net Income (Loss)	$0.55	$0.36	$(1.31)	$(0.15)

Basic:
Income (Loss) from Continuing Operations	$0.57	$0.33	$(1.11)	$(0.21)
Income (Loss) from Discontinued Operations, Net of Tax	—	0.04	(0.20)	0.06

Net Income (Loss)	$0.57	$0.37	$(1.31)	$(0.15)

Weighted Average Common Shares—Basic (000s)	295,265.0	294,719.8	295,154.6	269,833.3
Weighted Average Common Shares—Assuming Dilution (000s)	303,628.6	298,707.3	295,154.6	269,833.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003
	(in millions)	Per Share *	(in millions)	Per Share *
Operating Income Before Income Tax and Net Realized Investment Gain (Loss)	$191.3		$173.5
Income Tax on Operating Income	65.5		58.7

Operating Income, Net of Income Tax	125.8	$0.41	114.8	$0.38
Net Realized Investment Gain (Loss)	64.5	0.21	(25.8)	(0.08)
Income Tax (Benefit) on Net Realized Investment Gain (Loss)	22.7	0.07	(9.3)	(0.03)

Income from Continuing Operations, Net of Income Tax	$167.6	$0.55	$98.3	$0.33

* - Assuming Dilution